P&G
                                                    THE PROCTER & GAMBLE COMPANY
NEWS RELEASE                                        One P&G Plaza
                                                    Cincinnati, OH 45202


                                                    FOR IMMEDIATE RELEASE


                          STOREY RETIRES FROM P&G BOARD
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     CINCINNATI, May 1, 2006 - The Procter & Gamble Company (NYSE:PG) announced today that Robert D. Storey is retiring from the P&G board of directors effective immediately. Mr. Storey has reached the customary age (70) for retirement from the board.

     "Bob Storey has served P&G with distinction as a director, and as chair of the Board's Governance & Public Responsibility Committee and member of the Finance Committee," said A. G. Lafley, chairman, president and chief executive. Bob's insight and experience over more than 18 years have been invaluable."

     Mr. Storey is a retired partner in the law firm of Thompson Hine, L.L.P., Cleveland, Ohio. He is also a director of Verizon Communications.

ABOUT PROCTER & GAMBLE
----------------------
     Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Mach3(R), Bounty(R), Dawn(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Crest(R), Oral-B(R), Actonel(R), Duracell(R), Olay(R), Head & Shoulders(R), Wella, Gillette(R), and Braun. The P&G community consists of almost 140,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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